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                                                                  Exhibit 1.A.5f

            PROVIDENT MUTUAL LIFE INSURANCE COMPANY OF PHILADELPHIA


                                     RIDER

                           ACCELERATED DEATH BENEFIT

INSURED                                           POLICY NUMBER
EFFECTIVE DATE                                    RIDER ISSUE DATE


        IF ACCELERATED DEATH BENEFITS ARE ADVANCED UNDER THE TERMS OF THIS RIDER, THEIR PAYMENT WILL REDUCE THE AMOUNT OF DEATH BENEFITS, SURRENDER BENEFITS AND LOAN VALUE THAT MAY SUBSEQUENTLY BE PAID UNDER THIS POLICY.

        RECEIPT OF ACCELERATED DEATH BENEFITS UNDER THIS RIDER MAY OR MAY NOT BE TAXABLE. WHETHER OR NOT THE OWNER OR BENEFICIARY INCURS A TAX LIABILITY WHEN BENEFITS ARE PAID DEPENDS ON HOW THE IRS INTERPRETS APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE. AS WITH ALL TAX MATTERS, THE OWNER SHOULD CONSULT HIS OR HER PERSONAL TAX ADVISER TO ASSESS THE IMPACT OF RECEIVING ACCELERATED DEATH BENEFITS UNDER THIS RIDER.

        RECEIPT OF ACCELERATED DEATH BENEFITS MAY ADVERSELY AFFECT ELIGIBILITY FOR MEDICAID OR OTHER GOVERNMENT BENEFITS OR ENTITLEMENTS.

        THIS RIDER IS NOT A LONG TERM CARE RIDER AS DEFINED IN THE STATUTES OF THE STATE WHERE THE POLICY IS DELIVERED.

This Rider is a part of the Policy to which it is attached. All definitions, provisions, conditions and limitations of the Policy apply to this Rider, unless changed by this Rider. The Effective Date and Rider Issue Date are the same as the Issue Date shown in the Policy Specifications, unless another Effective Date and Rider Issue Date are shown above.

DEFINITIONS
-----------

DUE PROOF OF ELIGIBILITY - Certification in a written form satisfactory to us by a Physician treating the Insured stating that the Insured has a Terminal Illness or is expected to be Permanently Confined in a Nursing Care Facility. This Certification must include a diagnosis of the Terminal Illness or of the disease or disorder resulting in Permanent Confinement in the Nursing Care Facility.

ELIGIBLE DEATH BENEFIT - The Insurance Proceeds payable at death as of the date we approve payment of the Accelerated Death Benefit less:

        1.      any dividend accumulations;

        2.      any dividends due and not paid;

        3.      any dividend payable at death;

        4.      any Premium Refund at Death;

        5. any insurance payable under the terms of any rider attached to this policy.

NURSING CARE FACILITY - A facility which meets all of the following standards:

        1. it is licensed and operated to provide skilled, intermediate or custodial care according to the laws of the state in which it is located;

        2.      its primary function is:

                (a) to provide nursing and/or custodial care and room and board to individuals who are not able to care for themselves and who require nursing care; and

                (b) to charge a fee for facility confinement and services rendered. Care must be provided under the direction of: a Physician; a registered nurse (RN); a licensed practical nurse (LPN); or a licensed vocational nurse
                         (LVN);

        3. it is not a hospital, a home for the aged, a retirement home, a rest home, a community living center, or a place mainly for the treatment of alcoholism, mental illness or drug abuse. It is a separate facility or a distinct part of another facility which is physically separate from that facility.



                          (continued on reverse side)

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PERMANENTLY CONFINED - The Insured:

        1. has resided in a Nursing Care Facility for at least 180 consecutive days; and

        2. has a disease or disorder which, with reasonable medical certainty, necessitates the Insured's continued residence in a Nursing Care Facility until the time of such Insured's death.

Physician - A person who is licensed to practice medicine in the state in which treatment is received and who is acting within the scope of that license. The Physician may not be the Owner, Insured or a spouse, parent, child, brother or sister of either the Owner or Insured.

Terminal Illness - A noncorrectable medical condition which, with reasonable medical certainty, can be expected to result in the Insured's death within twelve months from the date of certification given to us as Due Proof of Eligibility for this benefit.


DESCRIPTION OF
--------------
ACCELERATED DEATH BENEFIT
-------------------------

AMOUNT OF BENEFIT. Upon receipt at our Home Office of Due Proof of Eligibility, we will pay you an Accelerated Death Benefit while this Policy is in force and the Insured is living. The amount of your Accelerated Death Benefit request must be for at least $10,000; the maximum available amount is equal to 75% of the Eligible Death Benefit less 25% of any outstanding policy loans and accrued interest (if any). The total of the Accelerated Benefits paid from all your Policies issued by us and our subsidiaries cannot exceed $250,000.

  The $250,000 maximum limitation will be adjusted at the beginning of each calendar year by the CPI Factor. The CPI Factor is based upon the Consumer Price Index for All Urban Consumers, United States City Average, All Items, as published by the U.S. Department of Labor (or other nationally published index which is comparable in scope and purpose to this index). This CPI Factor is the percentage equivalent of the difference between C and D divided by D. ("C" is the CPI Factor for the October preceding the year the claim is approved; "D" is the CPI Factor for October 1992.)

  You may request only one Accelerated Death Benefit from this Policy. After receiving the Accelerated Death Benefit, you may request additional Accelerated Death Benefits to pay premiums and policy loan interest which are due for this Policy. There are no restrictions on the use of the Accelerated Death Benefit.

MEANS OF PAYMENT. Once we have approved payment of the Accelerated Death Benefit, we will make a loan in accordance with the Policy's Loan Provisions (if any). The amount of the loan will be the lesser of the maximum loan available under the Policy and the amount of the Accelerated Death Benefit payment. If the amount of the Accelerated Death Benefit payment is greater than the amount of such loan, we will pay the remaining amount to you and place a Death Benefit Lien against the Policy's Death Benefit for such remaining amount.

PAYMENT METHOD. You may choose to have the Accelerated Death Benefit amount paid under one of the following methods:

        1. Lump Sum - the Accelerated Death Benefit amount will be paid in one sum.

        2. Monthly Installment - the Accelerated Death Benefit amount will be paid in 12 or 24 equal monthly installments. Monthly payments will be calculated using interest of at least 3% per annum. If the Insured dies before the full number of payments has been made, the present value of the remaining payments will be paid to the named Beneficiary in a lump sum. We will compute the lump sum based on the interest rate we used to determine the monthly payments.

INTEREST PAYABLE
----------------

POLICY LOAN INTEREST. Interest is payable on the outstanding policy loan at the rate of interest specified in the Policy.

DEATH BENEFIT LIEN INTEREST. Interest accrues daily on the amount of the Death Benefit Lien from the date the Accelerated Death Benefit payment is made until the date of the Insured's death. The lien interest rate is the rate in effect on the first day of the calendar quarter in which the claim is approved. The lien interest rate is determined as follows:

  To determine the lien interest rate per annum for any calendar quarter, we will compare the lien interest rate for the previous calendar quarter with a Maximum Interest Rate prescribed by law and defined below. If there is a difference of 1/2% or more and the Maximum Interest Rate is higher, the lien interest rate may be increased by at least 1/2% but not higher than the Maximum Interest Rate; if it is lower, the lien interest rate will be reduced to be the same as or less than the Maximum Interest Rate.

                            (continued on next page)


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MAXIMUM INTEREST RATE. The Maximum Interest Rate is the greater of:

        1. Moody's Corporate Bond Yield Average - Monthly Average Corporates, as published by Moody's Investors Services, Inc., or any successor thereto, for the calendar month ending two months before the date on which the rate is determined. (If the bond average is no longer published, a similar average will be established by law or regulation issued by the insurance commissioner); and

        2. the rate used to compute the cash surrender value under the Policy during the applicable period plus 1% per annum.

  We will notify you at the time a lien is made of the interest rate applicable to such lien.

EFFECT ON EXISTING POLICY
-------------------------

INSURANCE PROCEEDS AT DEATH. The Insurance Proceeds at Death otherwise payable under the Policy at the time of the Insured's death will be reduced by the amount of any outstanding Death Benefit Lien and accrued interest thereon.

SURRENDER VALUE AND LOAN VALUE. If you make a request for a surrender, a policy loan or a withdrawal, the Policy's Surrender and Loan Value (if any) will be reduced by the amount of any outstanding Death Benefit Lien and accrued interest thereon as of the date of receipt of your written request for the surrender, loan or withdrawal.

PREMIUMS AND POLICY LOAN INTEREST. Premiums and policy loan interest must be paid when due.

  However, if elected at the time the claim form is completed, you may change the premium frequency to yearly and pay future premiums and policy loan interest through additional Accelerated Death Benefit payments. If this Policy is a flexible premium policy, the Planned Periodic Premium will be considered due for the purposes of this provision.

DIVIDENDS. Since the amount of dividends payable reflects policy loan activity, additional policy loan amounts incurred due to payment of the Accelerated Death Benefit will affect the amount of dividends payable for the Policy.

POLICY TERMINATION AND REINSTATEMENT. The Policy will terminate on the Policy Anniversary when the Insurance Proceeds at Death on such Policy Anniversary is less than or equal to zero. We will have no further obligations under this Policy.

  If the Policy terminates while subject to a Death Benefit Lien, we will extinguish the Death Benefit Lien without further recourse. If the Policy is reinstated, the Death Benefit Lien must also be reinstated with accrued interest as if the Policy had never terminated.

GENERAL PROVISIONS
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CONDITIONS FOR PAYMENT OF ACCELERATED BENEFITS. Your right to receive the
Accelerated Death Benefit payment is subject to the following conditions:

        1.      The Policy must be in force other than as Extended Term
                Insurance;

        2. Due Proof of Eligibility and a properly com- pleted claim form must be received at our Home Office prior to payment of the Accelerated Death Benefit. We may request additional medical information from your Physician. We reserve the right to require an independent physical examination at our expense;

        3. We reserve the right to charge an Administrative Fee at the time of payment of the Accelerated Death Benefit. It will not exceed $250 and will be deducted from the amount of the Accelerated Death Benefit payment;

        4. The Accelerated Death Benefit amount requested must be for at least $10,000;

        5. The Accelerated Death Benefit paid may not exceed 75% of the Eligible Death Benefit for this Policy less 25% of outstanding Policy loans and accrued interest (if any);

        6. The total of the Accelerated Death Benefits paid by us and our subsidiaries for all of your policies may not exceed $250,000. (This cumulative maximum will be adjusted yearly as described above);

        7. The Policy may not be assigned in whole or in part except to us as security for the Death Benefit Lien; therefore, we must receive a signed release of interest from any assignee and a signed consent from any irrevocable beneficiary authorizing payment of Accelerated Death Benefits. At our discretion, before we pay the Accelerated Death Benefit, we may require written authorization from any other party whom we believe has a potential interest in the proceeds of this Policy;

                          (continued on reverse side)

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        8.      No benefit is available if the Terminal Illness or Permanent
                Confinement is the result of intentionally self-inflicted injuries;

        9. This Rider provides for the accelerated payment of the death benefit of your life insurance policy. It is not meant to cause you to involuntarily access proceeds ultimately pay- able to the named Beneficiary. Accelerated Death Benefits will be made available to you on a voluntary basis only. Therefore you are not eligible for this benefit if:

                (a) you are required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise;

                (b) you are required by a government agency to use this benefit in order to apply for, obtain, or otherwise keep a government benefit or entitlement.

TERMINATION OF RIDER
--------------------

This Rider will terminate on the earliest of:

        1.      Receipt of your written request for termination of this Rider;
                or

        2.      Policy termination or maturity; or

        3. The Policy Anniversary when the Insurance Proceeds payable at Death on such Policy Anniversary is less than or equal to zero.

Signed for the Company at Philadelphia, Pennsylvania on the Rider Issue Date.


                                                  /s/ Robert W. Kloss
                                         President and Chief Executive Officer